Exhibit 99.1

FOR RELEASE August 5, 2015

China Biologic Reports Financial Results for the

Second Quarter of 2015

2Q15 Total Sales Increased 31.6% YoY to $79.1 Million

2Q15 Non-GAAP Net Income Increased 39.5% YoY to $28.6 Million

1H15 Total Sales Increased 28.5% YoY to $149.4 Million

1H15 Non-GAAP Net Income Increased 35.1% YoY to $53.5 Million

BEIJING, China – August 5, 2015 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its unaudited financial results for the second quarter of 2015.

Second Quarter 2015 Financial Highlights

•	Total sales in the second quarter of 2015 increased by 31.6% to $79.1 million from $60.1 million in the same quarter of 2014.
•	Gross profit increased by 26.2% to $52.0 million from $41.2 million in the same quarter of 2014. Gross margin decreased by 270 basis points to 65.8% in the second quarter of 2015 from 68.5% in the second quarter of 2014.
•	Income from operations increased by 39.4% to $40.3 million from $28.9 million in the same quarter of 2014. Operating margin increased to 50.9% in the second quarter of 2015 from 48.1% in the same quarter of 2014.
•	Net income attributable to the Company increased by 35.5% to $26.7 million from $19.7 million in the same quarter of 2014. Fully diluted net income per share increased to $0.99 from $0.79 in the same quarter of 2014.
•	Non-GAAP adjusted net income attributable to the Company increased by 39.5% to $28.6 million from $20.5 million in the same quarter of 2014. Non-GAAP adjusted net income per share increased to $1.06 from $0.82 in the same quarter of 2014.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are pleased to continue delivering robust financial results with high growth on both top and bottom lines for the second quarter of 2015. Specifically, market demand remained strong for our major product offerings, including albumin and IVIG, and our market share increased as a result of our production volume growth outpacing the domestic average and the effectiveness of our sales model. Our direct sales strategy allowed us to maintain price stability. Our penetration strategy for tier-one cities enabled our IVIG sales by volume to continue to grow quickly and reinforced our leadership in China’s IVIG market.”

Mr. Gao continued, “During the second quarter, we were able to effectively control costs through greater operating efficiency. Our operating margin reached a new high of 50.9%, despite the pressure from increases in plasma collection costs. On the production front, as of the end of the second quarter, nearly half of our outsourced plasma had been put into production at our Guizhou facility. As we previously predicted, a small portion of the finished products made from the purchased plasma will be gradually delivered to the market later this year while the majority will be sold in 2016 and beyond. We believe the purchased plasma will enable us to significantly improve the production utilization rate of our Guizhou facility and better meet the growing demand for plasma products in China. We are pleased to maintain our full year financial forecast; however, we expect our year-over-year third quarter sales growth rate to be lower than the first two quarters of 2015, primarily due to a relatively high volume sold in the third quarter of 2014 after receiving the first batch approval in July 2014 at the upgraded Guizhou facility. We expect our year-over-year fourth quarter sales growth rate to increase over the third quarter as we benefit from the sales of products made from our purchased plasma.”

“Finally, in June, we successfully completed a follow-on offering of 3,450,000 shares of common stock, including 805,000 primary shares. With the completion of this offering, we added new strong institutional investors to our shareholder base, further improved our shareholder structure and increased the liquidity of our stock. We have used the proceeds of the offering to repay a USD-denominated loan to mitigate our foreign currency risk and released the RMB deposit used to secure this loan, which will enable us to pursue potential growth opportunities currently under evaluation,” Mr. Gao concluded.

Second Quarter 2015 Financial Performance

Total sales in the second quarter of 2015 increased by 31.6% to $79.1 million from $60.1 million in the same quarter of 2014. The increase was primarily attributable to increases in sales volume of major plasma-based products.

During the second quarter of 2015, human albumin and IVIG products remained the two largest sales contributors. The average price for both products increased by approximately 3.0% during the reporting quarter, as a result of the reduced value-added tax and the Company’s sales strategy to increase market share in tier-one cities and new markets.

•	As a percentage of total sales, revenue from human albumin products increased to 35.7% in the second quarter of 2015 from 34.1% in the same quarter of 2014. The sales volume of human albumin products increased by 33.8% in the reporting quarter, mainly due to sales pushed through to the second quarter after the delayed batch approval from the previous quarter, as well as lower volume sold in the second quarter of 2014 due to the production suspension to upgrade the Guizhou facility. Guizhou Taibang resumed production in March 2014 and shipped its first batch of products for sales in July 2014 after the completion of government batch approval.

•	As a percentage of total sales, revenue from IVIG was 43.1% in the second quarter of 2015, as compared to 44.0% in the same quarter of 2014. The sales volume of IVIG products increased by 25.1% in the reporting quarter, mainly due to increased sales through distributors in tier-one cities and new markets supported by the increased output following the production resumption at Guizhou Taibang.

Cost of sales was $27.1 million in the second quarter of 2015, compared to $18.9 million in the same quarter of 2014. As a percentage of total sales, cost of sales was 34.2%, as compared to 31.5% in the same quarter of 2014. The increase in cost of sales was mainly due to increased sales activities and increased plasma collection costs.

Gross profit increased by 26.2% to $52.0 million in the second quarter of 2015 from $41.2 million in the same quarter of 2014. Gross margin was 65.8% and 68.5% in the second quarter of 2015 and 2014, respectively.

Total operating expenses in the second quarter of 2015 decreased by 4.9% to $11.7 million from $12.3 million in the same quarter of 2014 due to decreases in selling expenses and research and development expenses, which were partially offset by an increase in general and administrative expenses. As a percentage of total sales, total operating expenses decreased to 14.9% in the second quarter of 2015 from 20.4% in the same quarter of 2014.

Selling expenses in the second quarter of 2015 decreased by 21.2% to $2.6 million from $3.3 million in the same quarter of 2014. As a percentage of total sales, selling expenses were 3.3%, down from 5.5% in the same quarter of 2014. The decrease was primarily due to a decreased selling expense for placenta polypeptide during the quarter.

General and administrative expenses in the second quarter of 2015 were $8.1 million compared to $7.1 million in the same quarter of 2014. The increase in general and administrative expenses was mainly due to an increase in share-based compensation expenses. As a percentage of total sales, general and administrative expenses decreased to 10.3% in the second quarter of 2015 from 11.8% in the second quarter of 2014.

Research and development expenses in the second quarter of 2015 decreased by 44.4% to $1.0 million from $1.8 million in the same quarter of 2014. As a percentage of total sales, research and development expenses decreased to 1.3% in the second quarter of 2015 from 3.1% in the same quarter of 2014. During the second quarter, the Company received a government grant of $0.9 million and recognized it as a reduction of research and development expenses. Excluding this impact, research and development expenses remained stable compared to the same quarter of 2014.

Income from operations for the second quarter of 2015 increased by 39.4% to $40.3 million from $28.9 million in the same period of 2014. Operating margin increased to 50.9% in the second quarter of 2015 from 48.1% in the same quarter of 2014.

Income tax expense in the second quarter of 2015 was $6.1 million, compared to $4.5 million in the same quarter of 2014, representing an increase of 35.6%. The effective income tax rates were 15.2% and 14.4% in the second quarter of 2015 and 2014, respectively.

Net income attributable to the Company increased by 35.5% to $26.7 million in the second quarter of 2015 from $19.7 million in the same quarter of 2014. Net margin increased to 33.8% from 32.8% in the same quarter of 2014. Fully diluted net income per share increased to $0.99 in the second quarter of 2015 from $0.79 in the second quarter of 2014.

Non-GAAP adjusted net income attributable to the Company increased by 39.5% to $28.6 million in the second quarter of 2015 from $20.5 million in the same quarter of 2014. Non-GAAP net margin increased to 36.2% from 34.1% in the same quarter of 2014. Non-GAAP adjusted net income per diluted share increased to $1.06 in the second quarter of 2015 from $0.82 in the second quarter of 2014.

Non-GAAP adjusted net income and diluted earnings per share for the three months ended June 30, 2015 exclude $1.9 million of non-cash employee share-based compensation expenses.

First Half 2015 Financial Performance

Total sales in the first half of 2015 increased by 28.5% to $149.4 million from $116.3 million in the same period of 2014. The increase in sales was primarily driven by increases in sales volume of major plasma-based products and placenta polypeptide.

As a percentage of total sales, sales from human albumin products and IVIG products were 36.9% and 44.8%, respectively, for the first half of 2015.

Cost of sales was $51.5 million in the first half of 2015, compared to $36.6 million in the same period of 2014. Cost of sales as a percentage of total sales was 34.5%, as compared to 31.5% in the same period of 2014.

Gross profit increased by 22.8% to $97.9 million in the first half of 2015 from $79.7 million in the same period of 2014. Gross margin was 65.5% in the first half of 2015, compared to 68.5% in the same period of 2014.

Total operating expenses in the first half of 2015 increased slightly to $23.0 million from $22.9 million in the same period of 2014. As a percentage of total sales, total operating expenses decreased to 15.3% for the first half of 2015, from 19.6% in the same period of 2014.

Income from operations in the first half of 2015 increased by 31.8% to $75.0 million from $56.9 million in the same period of 2014.

Income tax expense in the first half of 2015 was $11.7 million, as compared to $9.8 million in the same period of 2014. The effective income tax rate was 15.5% and 16.2% for the first half of 2015 and 2014, respectively.

Net income attributable to the Company increased by 31.3% to $49.9 million for the first half of 2015, from $38.0 million in the same period of 2014. Net margin was 33.4% and 32.7% for the first half of 2015 and 2014, respectively.

Non-GAAP adjusted net income attributable to the Company was $53.5 million, or $1.99 per diluted share, for the first half of 2015, compared with $39.6 million, or $1.53 per diluted share, in the same period of 2014.

Non-GAAP adjusted net income and diluted earnings per share for the first half of 2015 exclude $3.6 million of non-cash employee share-based compensation expenses.

As of June 30, 2015, the Company had $106.6 million in cash and cash equivalents, primarily consisting of cash on hand and demand deposits, and $72.2 million in time deposits.

Net cash provided by operating activities for the first half of 2015 was $34.6 million, as compared to $39.0 million for the same period in 2014. The decrease in net cash provided by operating activities was primarily due to the increases in accounts receivable and inventories during the six months ended June 30, 2015 as compared to the same period in 2014, partially offset by increases in net income and accounts payable during the same comparable periods. Accounts receivable increased by $18.8 million during the first half of 2015, as compared to $7.5 million during the same period in 2014, primarily due to increased sales to certain top-tier hospitals with relatively long credit terms and the extended credit terms granted to the human rabies immunoglobulin distributors. In 2015, in an effort to help penetrate new markets, the Company granted credit terms of up to six months to certain creditworthy, top-tier hospitals. Additionally, the Company adjusted its sales strategy for human rabies immunoglobulin by granting credit terms of up to six months to certain qualified distributors to assist in their bidding efforts with provincial centers for disease control and prevention.

Inventories increased by $25.3 million in the first half of 2015, as compared to $6.9 million during the same period in 2014, primarily due to the receipt of a majority of the source plasma and plasma pastes purchased from a third party. Accounts payable increased by $10.1 million in the first half of 2015, as compared to the decrease of $0.4 million during the same period in 2014, primarily due to balance of payment owed to the third party for the source plasma and pastes.

Net cash used in investing activities for the first half of 2015 was $20.1 million, as compared to $3.0 million for the same period in 2014. During the first half of 2015 and 2014, the Company paid $20.7 million and $11.5 million, respectively, for the acquisition of property, plant and equipment, intangible assets, and land use rights for Shandong Taibang and Guizhou Taibang. During the first half of 2014, the Company received a refund of deposit of $1.6 million from the local government due to a decrease in the size of a land parcel that was granted to the Company in Guizhou and received $6.6 million upon the maturity of a time deposit.

Net cash provided by financing activities for the first half of 2015 was $12.0 million, as compared to net cash used in financing activities of $76.2 million for the same period in 2014. The net cash provided by financing activities for the first half of 2015 mainly consisted of proceeds of $80.6 million from the follow-on offering of the Company’s common stock in June 2015 and $32.0 million from the maturity of a deposit used as security for a short-term bank loan, partially offset by the repayment of bank loans totaling $97.9 million, as well as a dividend payment of $3.7 million held in escrow by a trial court in connection with disputes with a minority shareholder of Guizhou Taibang. Net cash used in financing activities for the first half of 2014 mainly consisted of a payment of $70.0 million for share repurchase, a deposit of $72.3 million as cash collateral for certain long-term bank loans, repayment of $4.9 million on a short-term bank loan, and a dividend of $1.4 million paid by the Company’s subsidiaries to the non-controlling interest shareholders, partially offset by proceeds of $70.0 million from certain long-term bank loans and proceeds of $1.6 million from the exercise of stock options.

Financial Outlook

For the full year of 2015, the Company reiterates its full year sales and non-GAAP adjusted net income forecast. Total sales are expected to be in the range of $290 million to $295 million, which represents growth of 19% to 21% over 2014. Full year non-GAAP adjusted net income is expected to be in the range of $95 million to $97 million, excluding the potential adverse impact of foreign currency exchange, which represents growth of 26% to 28% over 2014.

This guidance assumes only organic growth, excluding acquisitions, and necessarily assumes no significant product price changes during 2015. This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 7:30 am Eastern Time on Thursday, August 6, 2015, which is 7:30 pm Beijing Time on August 6, 2015, to discuss second quarter 2015 results and answer questions from investors. Listeners may access the call by dialing:

US:	1 888 346 8982
International:	1 412 902 4272
Hong Kong:	800 905 945
China:	400 120 1203

A telephone replay will be available one hour after the conclusion of the conference all through August 13, 2015. The dial-in details are:

US:	1 877 344 7529
International:	1 412 317 0088
Passcode:	10070116

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic Products, Inc. (NASDAQ: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosages of plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals, distributors and other healthcare facilities in China. For additional information, please see the Company's website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “intend,” “believe,” “expect,” “are expected to,” “will,” or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the Company’s plans regarding the production and sale of plasma products made from the outsourced raw materials and the management’s quotations and forecast of the Company’s financial performance in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, without limitation, quality inspection of outsourced source plasma, potential delay or failure in acquiring land use rights, obtaining construction permits, completing the design or construction, or passing the government inspection and certification process for the new collection stations in Hebei province, potential inability to achieve the designed collection capacities at the new collection stations, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

Financial statements follow.

 CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
	USD	USD	USD	USD
Sales	79,068,452	60,073,984	149,422,783	116,340,561
Cost of sales	27,054,626	18,919,981	51,516,201	36,635,147
Gross profit	52,013,826	41,154,003	97,906,582	79,705,414

Operating expenses
Selling expenses	2,604,660	3,329,175	4,555,348	5,611,661
General and administrative expenses	8,121,390	7,112,798	15,974,585	14,329,424
Research and development expenses	1,046,985	1,838,795	2,389,307	2,912,361
Income from operations	40,240,791	28,873,235	74,987,342	56,851,968

Other income (expenses)
Equity in (loss) income of an equity method investee	(666,233)	1,523,216	(761,300)	1,860,579
Interest expense	(675,860)	(862,957)	(1,432,681)	(1,484,164)
Interest income	1,467,135	1,724,324	2,843,982	3,320,202
Total other income, net	125,042	2,384,583	650,001	3,696,617

Earnings before income tax expense	40,365,833	31,257,818	75,637,343	60,548,585

Income tax expense	6,123,661	4,486,157	11,739,811	9,824,375

Net income	34,242,172	26,771,661	63,897,532	50,724,210

Less: Net income attributable to noncontrolling interest	7,518,213	7,046,706	14,011,101	12,725,584

Net income attributable to China Biologic Products, Inc.	26,723,959	19,724,955	49,886,431	37,998,626

Net income per share of common stock:
Basic	1.05	0.83	1.96	1.55
Diluted	0.99	0.79	1.86	1.47
Weighted average shares used in computation:
Basic	25,019,039	23,483,090	24,918,517	24,212,766
Diluted	26,320,773	24,719,011	26,265,857	25,435,122

Net income	34,242,172	26,771,661	63,897,532	50,724,210

Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	1,463,605	527,203	609,243	(2,589,440)

Comprehensive income	35,705,777	27,298,864	64,506,775	48,134,770

Less: Comprehensive income attributable to noncontrolling interest	7,831,571	7,140,585	14,286,683	12,245,986

Comprehensive income attributable to China Biologic Products, Inc.	27,874,206	20,158,279	50,220,092	35,888,784

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	106,614,708	80,820,224
Restricted cash deposits	-	63,677,610
Time deposits	72,226,607	-
Accounts receivable, net of allowance for doubtful accounts	38,328,831	19,402,820
Inventories	127,039,477	101,304,932
Prepayments and other current assets, net of allowance for doubtful accounts	27,789,090	14,781,658
Total Current Assets	371,998,713	279,987,244

Property, plant and equipment, net	91,208,433	80,230,888
Land use rights, net	15,837,832	11,909,136
Deposits related to land use rights	12,822,069	12,792,355
Restricted cash and cash deposits, excluding current portion	-	40,230,250
Equity method investment	9,825,728	18,221,777
Other non-current assets	3,236,260	3,475,442
Total Assets	504,929,035	446,847,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans, including current portion of long-term bank loans	-	57,902,600
Accounts payable	14,997,591	4,829,350
Other payables and accrued expenses	46,997,452	49,692,757
Income tax payable	6,775,105	8,257,133
Total Current Liabilities	68,770,148	120,681,840

Long-term bank loans, excluding current portion	-	40,000,000
Deferred income	2,626,321	2,765,024
Other liabilities	8,086,775	8,138,498
Total Liabilities	79,483,244	171,585,362

Stockholders’ Equity
Common stock:
par value $0.0001;
100,000,000 shares authorized;
27,962,705 and 27,865,871 shares issued at June 30, 2015 and December 31, 2014, respectively;
25,708,001 and 24,806,167 shares outstanding at June 30, 2015 and December 31, 2014, respectively	2,797	2,787
Additional paid-in capital	89,462,086	24,008,281
Treasury stock: 2,254,704 and 3,059,704 shares at June 30, 2015 and December 31, 2014, respectively, at cost	(56,425,094)	(76,570,621)

Retained earnings	294,547,822	244,661,391
Accumulated other comprehensive income	20,318,850	19,985,189
Total equity attributable to China Biologic Products, Inc.	347,906,461	212,087,027

Noncontrolling interest	77,539,330	63,174,703

Total Stockholders’ Equity	425,445,791	275,261,730

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	504,929,035	446,847,092

 CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended
	June 30,	June 30,
	2015	2014
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	63,897,532	50,724,210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,123,599	3,289,535
Amortization	415,231	371,168
Loss on sale of property, plant and equipment and land use rights	313,529	71,494
Allowance for doubtful accounts - accounts receivable	35,372	1,477
Allowance for doubtful accounts - other receivables and prepayments	796	-
Write-down of obsolete inventories	16,750	9,092
Deferred tax expense	167,921	1,154,991
Share-based compensation	4,033,482	1,961,929
Equity in loss (income) of an equity method investee	761,300	(1,860,579)
Excess tax benefits from share-based compensation arrangements	(288,681)	(760,869)
Change in operating assets and liabilities:
Accounts receivable	(18,835,493)	(7,473,499)
Prepayment and other current assets	(1,165,997)	(2,393,459)
Inventories	(25,272,719)	(6,852,680)
Accounts payable	10,123,561	(438,427)
Other payables and accrued expenses	(2,391,597)	171,318
Deferred income	(149,708)	(74,721)
Income tax payable	(1,223,601)	1,126,281
Net cash provided by operating activities	34,561,277	39,027,261

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(16,486,212)	(10,243,198)
Payment for intangible assets and land use right	(4,205,678)	(1,227,914)
Refund of deposits related to land use right	-	1,635,200
Proceeds upon maturity of time deposit	-	6,608,612
Proceeds from sale of property, plant and equipment and land use rights	559,029	190,660
Net cash used in investing activities	(20,132,861)	(3,036,640)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	771,164	1,643,559
Repayment of bank loans	(97,910,360)	(4,905,600)
Proceeds from long-term bank loans	-	70,000,000
Maturity of deposit as security for short-term bank loan	31,985,122	-
Payment for deposit as security for long-term bank loans	-	(72,290,922)
Payment for share repurchase	-	(70,000,000)
Excess tax benefits from share-based compensation arrangements	288,681	760,869
Dividend paid by subsidiaries to noncontrolling interest shareholders	-	(1,409,542)
Net proceeds from reissuance of treasury stock	80,583,959	-
Dividend to the trial court to be held in escrow as to dispute with Jie'an	(3,690,814)	-
Net cash provided by (used in) financing activities	12,027,752	(76,201,636)

EFFECTS OF FOREIGN EXCHANGE RATE CHANGE ON CASH	(661,684)	(703,847)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	25,794,484	(40,914,862)

Cash and cash equivalents at beginning of period	80,820,224	144,138,487

Cash and cash equivalents at end of period	106,614,708	103,223,625

Supplemental cash flow information
Cash paid for income taxes	12,829,660	7,564,408
Cash paid for interest expense	1,428,614	1,067,251
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	231,397	2,805,220

 CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the three months ended
	June 30,	June 30,
	2015	2014
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	28,582,627	20,522,830
Diluted EPS - Non GAAP	1.06	0.82
Non-cash employee stock compensation	(1,858,668)	(797,875)
Net Income Attributable to the Company	26,723,959	19,724,955
Weighted average number of shares used in computation of Non GAAP diluted EPS	26,320,773	24,719,011

	For the six months ended
	June 30,	June 30,
	2015	2014
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	53,533,033	39,594,376
Diluted EPS - Non GAAP	1.99	1.53
Non-cash employee stock compensation	(3,646,602)	(1,595,750)
Net Income Attributable to the Company	49,886,431	37,998,626
Weighted average number of shares used in computation of Non GAAP diluted EPS	26,265,857	25,435,122

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